As filed with the Securities and Exchange Commission on May 15, 2019

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ASBURY AUTOMOTIVE GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	01-0609375
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2905 Premiere Parkway, NW, Suite 300

Duluth, Georgia 30097

(Address of Principal Executive Offices) (Zip Code)

ASBURY AUTOMOTIVE GROUP, INC. 2019 EQUITY AND INCENTIVE COMPENSATION PLAN

(Full title of the plan)

George A. Villasana

Senior Vice President, General Counsel and Secretary

2905 Premiere Parkway, NW, Suite 300

Duluth, Georgia 30097

(Name and address of agent for service)

(770) 418-8200

(Telephone number, including area code, of agent for service)

Copy to:

Bryan E. Davis

Joel T. May

Jones Day

1420 Peachtree Street, N.E., Suite 800

Atlanta, Georgia 30309-3053

(404) 581-3939

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act  ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common stock, par value $0.01 per share	1,590,000(1)	$79.50(2)	$126,405,000(2)	$13,413.14(2)(3)

(1)

This Registration Statement on Form S-8 (this “Registration Statement”) registers 1,590,000 shares of common stock, par value $0.01 per share (“Common Stock”), of Asbury Automotive Group, Inc. (the “Company”) for offer or sale pursuant to the Asbury Automotive Group, Inc. 2019 Equity and Incentive Compensation Plan (the “Plan”). 641,363 of the 1,590,000 shares of Common Stock to be registered were unsold shares of Common Stock that remain available for new grants under the Plan. Those shares of Common Stock were previously registered on a Registration Statement on Form S-8 filed with the Securities and Exchange Commission (the “SEC”) on April 26, 2012 (File No. 333-180980) (the “2012 Form S-8”) and will be deregistered through a Post-Effective Amendment No. 1 to the 2012 Form S-8, which is to be filed with the SEC concurrently with the filing of this Registration Statement with the SEC. When combined with the remaining 948,637 shares of Common Stock not previously registered, there will be 1,590,000 shares of Common Stock available for offer or sale pursuant to the Plan and registered hereunder.

In addition to the shares of Common Stock set forth in the table, pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), the amount to be registered includes an indeterminate number of shares of Common Stock issuable upon adjustment due to stock splits, stock dividends, and anti-dilution provisions and other adjustment provisions, as provided in the Plan.

(2)

Estimated solely for the purpose of computing the registration fee, pursuant to Rules 457(c) and (h) under the Securities Act. The proposed maximum aggregate offering price of the shares of Common Stock is based on $79.50, the average of the high and low prices of a share of Common Stock reported on the New York Stock Exchange on May 10, 2019, which is a date within five business days of the date of this Registration Statement.

(3)

Pursuant to Rule 457(p) under the Securities Act, the registration fee associated with the 641,363 unsold shares of Common Stock under the Asbury Automotive Group Inc. 2012 Equity Incentive Plan (the “2012 Plan”) may be offset against the total registration fee due for this Registration Statement. Upon filing the 2012 Form S-8 with the SEC, the Company paid $7,834 to register 2,634,518 shares under the 2012 Plan. Prorating the registration fee per share yields an offset of $1,907.15 against the total registration fee due for this Registration Statement.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information called for in Part I of this Registration Statement is included in the Section 10(a) prospectus to be sent or given to participants in the Plan as specified by Rule 428(b)(1) of the Securities Act. In accordance with Rule 428 of the Securities Act and the Note to Part I of Form S-8, the information is not being filed with the SEC either as part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, in accordance therewith, files reports and other information with the SEC. The following documents, or portions thereof, filed by the Company with the SEC pursuant to the Exchange Act are incorporated by reference into this Registration Statement:

(a)

the Company’s annual report on Form 10-K (including the portions of the Company’s proxy statement for the Company’s 2019 annual meeting of stockholders incorporated by reference therein) for the year ended December 31, 2018;

(b)	the Company’s quarterly report on Form 10-Q for the quarter ended March 31, 2019;

(c)	the Company’s current report on Form 8-K filed by the Company with the SEC on April 23, 2019; and

(d)

the description of the Company’s Common Stock contained in the Company’s Registration Statement on Form S-1 (File No. 333-65998) filed by the Company with the SEC on July 27, 2001, and all amendments or reports filed for the purpose of updating such description.

In addition, all documents subsequently filed by the Company with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment that (i) indicates that all securities offered under this Registration Statement have been sold, or (ii) removes from registration all securities then remaining unsold under this Registration Statement, shall be deemed to be incorporated by reference into this Registration Statement and to be a part of this Registration Statement from the date of filing of any such documents by the Company with the SEC.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference into this Registration Statement will be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that is also incorporated or deemed to be incorporated by reference into this Registration Statement modifies or supersedes such statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interest of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145(a) of the General Corporation Law of the State of Delaware (the “DGCL”) provides, in relevant part, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. Under Section 145(b) of the DGCL, such eligibility for indemnification may be further subject to the adjudication of the Delaware Court of Chancery or the court in which such action or suit was brought.

Section 102(b)(7) of the DGCL provides that a corporation may in its certificate of incorporation contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the DGCL (pertaining to certain prohibited acts including unlawful payment of dividends or unlawful purchase or redemption of the corporation’s capital stock); or (iv) for any transaction from which the director derived an improper personal benefit. Asbury Automotive Group, Inc. has a provision in its amended and restated certificate of incorporation eliminating such personal liability of its directors under such terms.

The Company’s amended and restated certificate of incorporation indemnifies its directors and officers to the maximum extent allowed by Delaware law.

The Company has also entered into indemnification agreements with its directors and certain of its officers that require it, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors or officers to the fullest extent permitted by law. The Company also maintains liability insurance for the benefit of its directors and officers.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Description

*5.1	Opinion of Jones Day regarding validity.

23.1	Consent of Jones Day (included in Exhibit 5.1).

*23.2	Consent of Ernst & Young LLP.

24.1	Powers of Attorney (included as part of signature page).

99.1	Asbury Automotive Group, Inc. 2019 Equity and Incentive Compensation Plan (incorporated by reference to Appendix A to the Company’s Proxy Statement on Schedule 14A filed by the Company with the SEC on March 14, 2019).

*	Filed herewith.

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1)	to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)

to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement;

(2)

that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)	to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Duluth, State of Georgia, on May 15, 2019.

Asbury Automotive Group, Inc.

By:	/s/ David W. Hult
Name: David W. Hult
Title: Chief Executive Officer and President

KNOW BY ALL PERSONS BY THESE PRESENT, that each person whose signature appears below constitutes and appoints David W. Hult, Sean D. Goodman and George A. Villasana as the attorney-in-fact or attorneys-in-fact and agent or agents of the Company, with full power of substitution and reconstitution for and in the name, place and stead of the Company to sign, attest and file the Registration Statement with respect to the issuance of the shares of Common Stock registered thereby, and any and all amendments (including post-effective amendments), supplements and exhibits to the Registration Statement and any and all applications or other documents related thereto, and any and all applications or other documents in connection with inclusion on the New York Stock Exchange of the shares of Common Stock covered by the Registration Statement or any and all applications or other documents to be filed with any governmental or private agency or official related to the issuance of such shares, with full power and authority to do and perform any and all acts and things whatsoever requisite and necessary to be done in the premises, hereby ratifying and approving the acts of such attorneys or any such substitute or substitutes and, without implied limitation, including in the above authority to do the foregoing things on behalf of the Company in the name of the person so acting or on behalf and in the name of any duly authorized officer of the Company.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities indicated below and on the date indicated.

Name	Title	Date

/s/ David W. Hult	Chief Executive Officer, President and Director (Principal Executive Officer)	May 15, 2019
(David W. Hult)

/s/ Sean D. Goodman	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	May 15, 2019
(Sean D. Goodman)

/s/ William F. Stax	Vice President, Controller and	May 15, 2019
(William F. Stax)	Chief Accounting Officer (Principal Accounting Officer)

/s/ Thomas J. Reddin	Director	May 15, 2019
(Thomas J. Reddin)	Non-Executive Chairman of the Board

/s/ Joel Alsfine	Director	May 15, 2019
(Joel Alsfine)

/s/ Thomas C. DeLoach, Jr.	Director	May 15, 2019
(Thomas C. DeLoach, Jr.)

/s/ Juanita T. James	Director	May 15, 2019
(Juanita T. James)

/s/ Eugene S. Katz	Director	May 15, 2019
(Eugene S. Katz)

/s/ Philip F. Maritz	Director	May 15, 2019
(Philip F. Maritz)

/s/ Maureen F. Morrison	Director	May 15, 2019
(Maureen F. Morrison)

/s/ Bridget Ryan-Berman	Director	May 15, 2019
(Bridget Ryan-Berman)